Exhibit 99.1
THE GEO GROUP ANNOUNCES THE APPOINTMENT OF
CHRISTOPHER C. WHEELER TO ITS BOARD OF DIRECTORS
Boca Raton, Fla. — February 4, 2010 — The GEO Group (NYSE:GEO) (“GEO”) announced today the appointment of Christopher C. Wheeler to GEO’s Board of Directors effective February 1, 2010. Mr. Wheeler recently retired from Proskauer Rose LLP, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties.
Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Community Hospital and the Board of Trustees of the Boca Raton Community Hospital Foundation and is a former member of the Board of Directors of Pine Crest Preparatory School, the Board of Directors of Ronald McDonald House Charities of South Florida, and the Board of Directors of the Florida Atlantic University Foundation. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO said: “We are fortunate to have Christopher Wheeler join our Board of Directors. Mr. Wheeler brings extensive experience and unique leadership qualities to our company. We welcome Mr. Wheeler to our Board and look forward to continuing our efforts to enhance shareholder value.”
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 62 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds, including projects under development.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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